Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact

Amy Figueroa

Investor Relations and Corporate Communications Phone: (510) 809-5106 Email: afigueroa@dynavax.com

DYNAVAX’S HEPLISAV SHOWS INCREASED PROTECTION RATE FOR CHRONIC KIDNEY DISEASE PATIENTS

-- First HEPLISAV Chronic Kidney Disease Data to be Presented at IDSA --

BERKELEY, CA – October 29, 2009 – Dynavax Technologies Corporation (Nasdaq: DVAX) today announced the first clinical data for HEPLISAVTM investigational hepatitis B vaccine in chronic kidney disease patients. These data will be presented in a poster session on Saturday, October 31, 2009 at the 47th Annual Meeting of the Infectious Disease Society of America (IDSA) in Philadelphia, Pennsylvania.

Vaccinated with HEPLISAV, chronic kidney disease patients demonstrated rapid, increased protection against hepatitis B viral infection in fewer doses than patients receiving licensed vaccine. 96% of patients (n = 36) receiving 3 doses of HEPLISAV achieved seroprotection at month 7, compared to 88% of patients (n = 10) receiving 8 doses of Engerix-B®. Dynavax recently began vaccinating chronic kidney disease patients with HEPLISAV in a Phase 3 registration trial.

“For chronic kidney disease patients at increased risk of exposure to hepatitis B viral infection, achieving rapid and efficacious protection is critical," commented Shelly McNeil, M.D., Canadian Center for Vaccinology, Halifax, Nova Scotia and Principal Investigator. "A vaccine that provides faster, superior immunogenicity with a more convenient dosing regimen could offer significant clinical benefits for hyporesponsive chronic kidney disease patients and the dialysis centers that routinely immunize these patients."

HEPLISAV Chronic Kidney Disease Data

Two single-blind, randomized, multi-center studies were conducted in 87 chronic kidney disease patients. In both studies, HEPLISAV was safe and well tolerated.

  In the first trial, 46 patients were randomized to receive 3 doses of HEPLISAV (HBsAg-ISS), administered at 0, 1, and 6 months, or 8 doses of Engerix-B licensed vaccine, administered at 0, 1, 2, and 6 months.
  In the second trial, 41 patients were enrolled to receive 3 doses of HEPLISAV, administered at 0, 1 and 6 months. This trial was halted after patients received two doses of HEPLISAV.

In the first trial, seroprotection rates were higher and achieved earlier for patients receiving HEPLISAV than for patients receiving Engerix-B.

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Engerix-B is a registered trademark of GlaxoSmithKline

DYNAVAX’S HEPLISAV SHOWS INCREASED PROTECTION RATE FOR CHRONIC KIDNEY DISEASE PATIENTS

October 29, 2009 Page 2 of 3

Chronic Kidney Disease Patient Trial
(Intent-to-Treat)

Arm	Dosing Regimen		Seroprotection Rate (1)
				at Month

		1	2	3	6	7	12

HEPLISAV	3 doses
(n = 36)	0, 1, 6 months	0%	48%	69%	82%	96%	96%

Engerix-B	8 doses
(n = 10)	0, 1, 2, 6 months	0%	0%	44%	75%	88%	83%

(1) Seroprotection rate – percentage of subjects with anti-HBsAg antibodies 10 mlU/mL

In the second trial, seroprotection rates were 10% post first immunization, 59% post second immunization, and 100% at month 6 without any additional immunizations. Complete data from this second trial will be presented at a future medical conference.

At all time points, consistently higher geometric mean concentration (GMCs) of anti-HBsAg were observed in the HEPLISAV groups compared to the Engerix-B group. In the chronic kidney disease patient population, higher anti-HBsAg titers are important in maintaining seroprotection for a longer period of time.

In the first trial in 46 subjects, GMCs were as follows:

  Measured 1 month after the last dose of vaccine, 89% of patients receiving HEPLISAV achieved anti-HBsAg titers above 100 mIU/mL, compared to 63% of patients receiving Engerix-B.
  Measured 6 months after the last dose of vaccine, 86% of patients receiving HEPLISAV maintained anti-HBsAg titers above 100 mIU/mL, compared to 33% of patients receiving Engerix-B.

For a copy of the poster presentation, please visit http://investors.dynavax.com/newsevents.cfm.

About HEPLISAV

HEPLISAV is a Phase 3 adult hepatitis B vaccine designed to provide increased, rapid protection with fewer doses than current licensed vaccines. Over 2,500 individuals have been vaccinated with HEPLISAV, which has completed a pivotal Phase 3 study demonstrating the vaccine’s immunogenicity.

Dynavax is developing HEPLISAV for populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. The Company has worldwide commercial rights to HEPLISAV, which combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist referred to as ISS to enhance the immune response.

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DYNAVAX’S HEPLISAV SHOWS INCREASED PROTECTION RATE FOR CHRONIC KIDNEY DISEASE PATIENTS

October 29, 2009 Page 3 of 3

About Hepatitis B Vaccines

The total worldwide market for adult hepatitis B vaccines is estimated at over $500 million annually. Current vaccines leave unmet needs for more rapid and increased protection, particularly for less responsive, underserved populations.

Chronic Kidney Disease Market – A high-value segment, the chronic kidney disease market is large, growing rapidly, and is widely recommended for vaccination. In 2006, there were approximately 750,000 end-stage renal disease (ESRD) patients in the United States and the 5 major European markets and approximately 150,000 new patients annually. Approximately 35% of these immunocompromised ESRD patients do not respond to vaccination and 20% require boosters. As vaccination for these patients occurs regularly at dialysis centers, this is a highly concentrated, renewable market that can be served by cost-effective, targeted sales and distribution networks.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide more rapid and increased protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains “forward-looking statements,” that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development, whether the studies can support registration for commercialization of HEPLISAV, the potential size and value of the chronic kidney disease market addressable with HEPLISAV, the commercial potential for HEPLISAV, and the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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